RESEARCH

COLLABORATION AGREEMENT

This Agreement made as of the 12th day of November 2003 among:

                    MATERIALS AND MANUFACTURING ONTARIO
                    (herein called "MMO")

                    -and-

                    MICROMEM TECHNOLOGIES INC.
                    (herein called "Industry Participant")

                    - and -

                    THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO
                    (herein called "University")

                    - and -

                    Dr. Francis Dawson
                    (herein called the "Researcher")

                WHEREAS the Researcher is employed by the University as a professor and principal investigator and is entitled to participate in research projects funded in whole or in part by MMO in accordance with the terms of the University Collaboration Agreement between MMO and the University effective as of January 1, 1998, (the University Collaboration Agreement).

                AND WHEREAS the Researcher has prepared and submitted a project proposal entitled "Development of a Hall Effect Sensor for Magnetic Memory Devices" (MMO Project #EE40103) attached as Appendix A involving contribution by all of the parties (the "Proposal");

                AND WHEREAS the parties have agreed to proceed with the Proposal and wish to set out their respective rights and obligations with respect thereto;

LIAISON PERSONNEL
MMO LIAISON:	Dr. Bradley Fox

INDUSTRY PARTICIPANT LIAISON:	Mr. Manoj Pundit

PROJECT LEADER:	Dr. Francis Dawson

NOW THEREFORE for valuable consideration the parties agree as follows:

For the purpose of this Agreement:

(a)

"Technology" shall mean any technology, invention, formula, method, development, computer software (including source code and all related documentation), process, know how, pattern, machine, device manufacture, composition of material, compilation of information, data, database or any improvement thereof, and including all related intellectual property rights such as patents, copyrights, trade secrets, trade-marks and other proprietary rights, which was, in whole or in part, conceived or reduced to practice using funds provided by MMO under this Agreement. In those cases where Industry participants are involved or there are pre-existing rights, only that portion of the intellectual property supported by funds contributed by the MMO will be Technology.

(b)

"Proposal" means the final written project proposal dated December 4, 2002 and submitted to MMO by the Researcher with respect to the project entitled "Development of a Hall Effect Sensor for Magnetic Memory Devices" (MMO Project #EE40103) including schedules thereto, all as may be amended from time to time by agreement of the parties hereto;

(c)	"Project" means the project outlined in, and to be undertaken pursuant to, the Proposal;

(d)	"Net Revenue" means gross revenues received by MMO from sublicensing the Technology less all costs of sublicensing, including, but not limited to:

(i) application for, prosecution and maintenance of letters patent;

(ii) fabrication of prototypes and production of samples;

(iii) identifying sublicensees and negotiating sublicense agreements including the legal costs associated therewith.

(e)

"Confidential Information" shall mean the confidential business or technical information of a party hereto that is identified as such in writing at the time of its disclosure or identified orally at the time of its disclosure, minuted and confirmed in writing within two weeks of the oral identification.

The provisions of the University Collaboration Agreement, to the extent the same do not conflict with the provisions of this agreement, shall apply to the Project and bind the Researcher, the University and MMO in respect thereof in accordance with its terms. In the event of a conflict between the provisions of the University Collaboration Agreement or Proposal and the provisions of this Agreement, the provisions of this Agreement shall prevail to the extent of such conflict.

PART A - THE PROJECT

Al.         Each of the parties hereto accepts the Proposal and subject to the terms and conditions hereof agrees to participate in the Project as contemplated by the terms of the Proposal. Payment to the University will be made through MMO accounts set up at the University. Payments will be made in the same manner as payments are made for all other MMO accounts.

A2.         The contributions of the respective parties to the Project shall be in accordance with the Proposal, except that the cash contribution by the Industry Participant shall be as specified in paragraph two of this clause. Continued funding by MMO pursuant to the Proposal is conditional on satisfactory progress with respect to the milestones, as determined by MMO. Continued funding by Micromem pursuant to the Proposal is conditional on satisfactory progress with respect to the milestones, as determined by Micromem and the Researcher. The parties agree to provide such records and other assurances as may be reasonably requested by any party hereto as evidence of their respective contributions.

Industry Participants cash contribution, + 7% G.S.T., will be payable to MMO in installments in advance, against invoices provided by MMO. Of the total amount of $162,000.00, $81,000.00 + 7% G.S.T. will be billed to Industry Participant once the contract has been signed by all parties and issued and will be payable within 30 days of receipt by Micromem. The balance as follows: an invoice for $81,000.00 + 7% G.S.T. to be issued on the one-year anniversary date of the execution of this Research Collaboration Agreement and will be payable within 30 days of receipt by Micromem.

A3.         In addition to the contributions of the parties outlined in the Proposal, during the term of the Project MMO shall provide ongoing project management services including an annual review of the progress with respect to the agreed upon milestones.

A4.         Each of the parties agree to co-operate with respect to the successful completion of the Project provided that in the event any of the parties fails to comply with its contribution obligations outlined in paragraph A2 above and such failure is not remedied within forty-five (45) days after a request to do so has been made, in addition to any other rights or remedies that may be available at law or in equity, the other parties or either of them may withdraw from the Project and their obligations with respect thereto. In no event shall a party be liable for damages if the Project results are not successful or commercially useful provided they have acted in good faith and with due diligence in the performance of their obligations under the Proposal.

A5.         Notwithstanding paragraph A4 above, in the event that at any time during the currency of the Project Ontario government funding to MMO is at any time suspended, revoked or terminated and MMO is then unable to provide the contributions contemplated hereby, MMO shall be released from its obligations hereunder and shall not be liable for any damages arising therefrom, provided however that the University will be compensated for appropriate costs incurred and commitments made hereunder to the date of such suspension, revocation or termination.

A6.         The Project Leader will provide a final report of this Collaborative Project to MMO and to Industry Participant within 60 days after the completion of the project as described above, or as modified for reasons of delays beyond the control of the University, but as restated.

A7.         Subject to clauses A3 and A4 above, the duration of the Project shall be 24 months.

PART B - OWNERSHIP IN THE TECHNOLOGY

B1.         Researcher warrants that he is and will continue to be the project leader and a potential inventor of the Technology. Researcher agrees to ensure that every participant and potential inventor in the Project shall execute and deliver to MMO an acknowledgement in the form attached as Schedule "A". Ownership in the Technology shall be dealt with in accordance with the University Inventions Policy and the University Collaboration Agreement.

B2.         Researcher and/or the University covenant and agree to indemnify MMO and/or the Industry Participant from and against any claims, demands, liability, costs or expenses which either of them may suffer or incur arising from, out of or in connection with controversy or dispute among the participants in the Project with respect to the issue of inventorship or ownership of the Technology.

B3.         The parties jointly and severally agree to co-operate fully with a view to the commercial exploitation of the results from the Project, which shall include the following obligations to be performed as required (without reimbursement or remuneration):

(i)	maintaining complete and accurate records detailing the stages, procedures and persons involved in the Project and make such records available to MMO upon request;

(ii)	providing to MMO full and true disclosure of all aspects of and particulars relating to the Project;

(iii)	responding to reasonable requests from MMO for further clarification or particulars relating to the Project;

(iv)	executing and delivering all documents or other assurances as may be necessary to file and prosecute letters patent or other intellectual property rights relating to the Project and assisting if necessary with any written or verbal responses or presentations related thereto;

(v)	providing reasonable assistance to MMO to support MMO's commercialization activities for the Technology.

B4.         University and Researcher hereby grant to MMO the exclusive right to obtain a worldwide exclusive license to grant sublicenses of the Technology. In consideration for such license, MMO agrees to pay to the University, for and on behalf of all inventors and owners of the Technology, two thirds of all Net Revenue received by MMO in connection with the sublicense of such Technology. This grant and license applies to all applications of the Technology and any Improvements thereto. Any arrangements for revenue sharing between the Researcher, the University and/or any other inventors or owners shall be made directly between such parties. The University and the Researcher reserve the right to use the Technology for research and educational purposes subject to paragraph B5.

B5.         (a)     The purpose of the Project is to foster university-industry collaboration and to promote research for the creation of new knowledge. Accordingly, the parties accept and agree that it is their mutual interest and intention to publish and disseminate the results of the Project in the scientific literature and at scientific conferences as part of their joint interests to contribute to knowledge in the field. The parties accept that there will not be any restriction to such publication or disclosure and affirms that there shall not be any restriction on the publication of any thesis prepared and submitted by any graduate student in partial fulfilment of University degree requirements or other communications submitted for the purpose of academic evaluation of the graduate student or Researcher.

                (b)     The Researcher will give written notice to MMO, the Industry Participant and the University at least thirty (30) working days in advance of any public disclosure of research or development results, data or technical information relating to the Technology, to provide MMO and the Industry Participant with the opportunity to review the results of the Project for potential business benefits or commercialization and to ensure that Confidential Information has not been included. MMO and the Industry Participant shall have twenty (20) working days from receipt of the notice to respond to the University. The failure of either MMO or the Industry Participant to respond shall be deemed to be its respective approval of the disclosure. If MMO elects to file for protection of the Technology, the Researcher will delay publication or disclosure for a period of sixty (60) days from the receipt of MMO's written request. Subject to the foregoing, the Participant may publish and disclose the Technology and research results arising from the performance of the Project and shall acknowledge the support of MMO and the Industry Participant in all such publications.

PART C - INDUSTRY PARTICIPANT RIGHTS

C1.         Provided that the Industry Participant is in compliance with the provisions of this Agreement, the Industry Participant shall have the first right to an exclusive, world-wide and perpetual sub-license ("Sub-License") for the use of any Technology with a Royalty ("Royalty) payable to MMO as set forth in sections C2 and C3 below. The Industry Participant must exercise such right within **** months of the completion of the Project by notice in writing to the other parties. The parties shall finalize and execute an agreement in writing for the SubLicense within **** months of such notice on the terms set forth in this agreement.

C2.         The Royalty shall constitute an annual royalty of: (i) ****% of those revenues ("Product Revenues") of the Industry Participant that are directly and specifically allocable to the sale of products incorporating the Technology by the Industry Participant; and (ii) a percentage to be negotiated, but which in no event shall exceed ****%, of those revenues ("Sub-license Revenues") of the Industry Participant that are directly and specifically allocable to the sublicense of the Technology by the Industry Participant (with consideration being given to costs incurred by the Industry Participant directly related to the sub-license or sub-licenses of the Technology). The Royalty rate shall decrease to ****% immediately when the aggregate of all royalties and license fees (including those described in section C3 below) paid to MMO by the Industry Participant in respect of this project equals $****. The Industry Participant's obligation to make any Royalty payments shall cease in respect of sales or sub-licenses entered into following the expiry of any patents issued in Canada or the United States in connection with the Technology.

_________________________
*Material contained at this place in the document has been omitted pursuant to a request for confidential treatment and such material has been separately filed with the Securities and Exchange Commission.

C3.         There will be no other fees or charges payable by the Industry Participant to any party in order to maintain the License in good standing in addition to the Royalty payments set forth in section C2 above, except that Industry Participant shall pay MMO a license fee of $**** at the end of each year commencing the **** year following execution of the License agreement. Industry Participant will receive credit toward the $**** license fee in respect of a year for: (i) any Royalty payments made in respect of the year, and (ii) any legal or other costs incurred during such year in protecting all intellectual property associated with the Technology to a maximum of $**** per year.

C4.         Permitted uses of the Technology under the License shall consist of the use, development, design, manufacture, license, sub-license and sale of **** and **** devices incorporating the Technology or any portion of the Technology exclusively throughout the world.

C5.         For further clarity, it is agreed that nothing in this Agreement nor any document or agreement referenced in this Agreement conveys any rights or interests in Micromem's Background Technology from Micromem and/or its affiliates to the other parties to this Agreement, and that Technology shall exclude Micromem's Background Technology.

C6.         In the event that, within **** days of completion of development of the Technology or any portion of the Technology that is patentable, MMO does not make an application for patent in respect of the same, Industry Participant shall have the exclusive right to file patent applications in respect of the same in such jurisdictions as it deems necessary. The Researcher and such other persons who are by law deemed to be inventors of the Technology shall be named as the inventor or inventors under any patent application in respect of the Technology. Upon request from one of Industry Participant and MMO to the other, the other party shall certify forthwith in writing whether a patent application has been or will be made for a particular Technology or portion of the Technology in each jurisdiction named in the request.

"Micromem's Background Technology" means any technology, invention, formula, method, development, computer software (including source code and all related documentation), process, know how, pattern, machine, device manufacture, composition of material, compilation of information, data, database or any improvement thereof, and including all related intellectual property rights such as patents, copyrights, trade secrets, trade-marks and other proprietary rights, which are, in whole or in part, conceived or reduced to practice by or on behalf of the Industry Participant and/or its subsidiaries and affiliates without using funds provided by MMO under this agreement.

_________________________
*Material contained at this place in the document has been omitted pursuant to a request for confidential treatment and such material has been separately filed with the Securities and Exchange Commission.

PART D - GENERAL

Dl.         (a)     The parties may disclose Confidential Information one to another to facilitate work under this Agreement. Such information shall be safeguarded and only disclosed to persons with a need to know within the University, MMO and the Industry Participant. All parties shall use their best efforts to protect such information from disclosure to third parties not bound by relevant nondisclosure agreements.

                (b)     The obligation to keep confidential shall however not apply to information which:

                        (i)     is already known to a third party to whom it is disclosed;

                        (ii)     becomes part of the public domain without breach of this Agreement;

                        (iii)     is obtained from third parties which have no confidentiality obligations to the contracting parties; or,

                        (iv)     is authorized for release by the disclosing party.

                (c)     Each party shall take all proper measures, and at least the same measures as it takes in respect of its own Confidential Information, to keep confidential the Confidential Information provided to it by another party. No party shall use another party's Confidential Information for any purpose except that for which it was initially provided to the party. The University shall have all persons involved with the Project sign research participant agreements in the form attached as Schedule "A".

                (d)     Each party hereto accepts and agrees that this term of confidentiality shall persist for a period of five (5) years after the completion or termination of this Agreement. Upon completion or termination of this Agreement, each party that has received confidential information or material during the course of the Agreement shall, upon written request, return such confidential information and material to the other and shall not retain copies or transcripts thereof for any purpose whatsoever.

D2.         The failure of either party to exercise their rights herein upon the occurrence of any breach by the other party of its obligations shall not in any event constitute a waiver of such rights if any such breach by the other party should reoccur.

D3.         This Agreement and all its rights and privileges hereunder may not be assigned by any party without the prior written consent of the others. This Agreement and everything herein contained shall inure to the benefit of and be binding upon each of the parties hereto and upon their respective successors and permitted assigns.

D4.         This Agreement shall be construed in accordance with the laws of the Province of Ontario.

D5.         (a)     The parties shall use their best efforts to settle in a fair and reasonable manner any financial or business dispute arising in connection with this Agreement. If such dispute cannot be settled by the parties between themselves, it shall be first submitted to mediation by a mediator chosen jointly by the parties.

                (b)     In the event that mediation does not bring a resolution of the dispute within thirty (30) days, the dispute shall be submitted to arbitration before a single arbitrator pursuant to the Arbitration Act of Ontario and the schedules thereto (as amended from time to time). Any such arbitration will be subject to the rules set forth in Schedule "E" of the University Collaboration Agreement.

D6.         In no event shall any of the parties hereto be liable to each other for any indirect, special or consequential damages, including loss of profit, arising from or in connection with the breach, non-performance or termination of this Agreement or any of the rights or obligations arising hereunder.

D7.         The parties are not and shall not be considered to be joint venturers, partners or agents of each other and neither of them shall have the power to bind or obligate the other except as set forth in this Agreement. The parties mutually covenant and agree that neither shall they, in any way, incur any contractual or other obligation in the name of the other, nor shall they have liability for any debts incurred by the other.

D8.         All notices, demands or other communications required to be made or given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, by courier or by prepaid first class post, to the parties at their respective addresses as hereinafter set out, or such other addresses as the parties may subsequently advise in writing. Any notice, demand or other communication mailed shall be deemed to be received either:

(i)	if mailed, then on the fifth (5th) day of business next following that date of mailing;

(ii)	if delivered personally, then on the actual day of delivery; or

(iii)	if delivered by courier, then on the second (2nd) day of business next following the date the same was delivered by the sender to the courier.

In the event that the postal services shall be disrupted due to strike, lockout or otherwise, all notices, demands or other communication shall be delivered personally or by courier. The following shall be the addresses for the delivery of notices to each of the parties:

(a)	MMO:	Materials and Manufacturing Ontario
2655 North Sheridan Way
Suite 250
Mississauga, Ontario
L5K 2P8
Attention: Mr. J.G. Clarke
President & CEO

(b)	Industry Participant:
Micromem Technologies Inc.
777 Bay Street, Suite 1910
Toronto, Ontario
M5G-2E4
Attention: Mr. Manoj Pundit
Executive Vice President

(c)	University: University of Toronto
Research Services
27 King's College Circle
Toronto, Ontario
M5S lAl
Attention: Ms. Gillian Pearson
Contracts Officer

(d)	Researcher: Dr. Francis Dawson
Dept. of Electrical & Computer Eng.
University of Toronto
Sandford Fleming Building
10 King's College Road
Toronto, Ontario
M5S 3G4

or to such other address as the addressee may have specified in prior written notice to the addressor.

                IN WITNESS WHEREOF the parties hereto have executed this Agreement.

For University:

	"signed"	Peter B. Munsche Assistant Vice-President Technology Transfer University of Toronto
(date)	(signature)	(title)

For Materials and Manufacturing Ontario:
	/s/ J. G. Clarke	J. G. Clarke President & CEO
(date)	(signature)	(title)

For Industry Participant:
	"signed"	Executive Vice-President
(date)	(signature)	(title)

For Project Leader:

ACKNOWLEDGEMENT:

I, the project leader, having read this Agreement, hereby agree to act in accordance with all the terms and conditions herein and further agree to ensure that all university participants are informed of their obligations under such terms and conditions.

Nov 4 03	"signed"
(date)	(signature)

Schedule "A"

RESEARCH PARTICIPANT AGREEMENT

        THIS AGREEMENT is made the 12 day of November, 2003 between Materials and Manufacturing Ontario (the "Centre"), the University of Toronto (the "University"), Dr. Francis Dawson (the "Project Leader") and Dr. Harry Ruda (the "Participant(s)") with respect to the project entitled "Development of a Hall Effect Sensor for Magnetic Memory Devices" (MMO Project #EE40103).

        WHEREAS:

        (a)     the Centre and the University are parties to a University Collaboration Agreement dated January 1, 1998 (the "UC Agreement"), under which the Centre will provide funding to the University to carry out certain research projects ("University Projects"), while the Centre ensures the commercialization of the intellectual property emanating from such projects in collaboration with the University where appropriate;

        (b)     the Participant is associated with the University and will be involved in University Projects; and

        (c)     it is a condition of the UC Agreement that the Participant signs this Agreement.

        NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties hereto agree as follows:

1.     UNIVERSITY PROJECT

        The research participant will, on a best efforts basis, strive to achieve the objectives and deliverables defined in the University Project proposal.

2.     INTELLECTUAL PROPERTY

        (a)     Ownership. Centre Intellectual Property shall be owned by the Inventor(s), subject to any existing obligations to transfer assignable rights arising from the relevant policies of the University, and subject to the terms of this Agreement. If the Participant owns the Centre Intellectual Property, the Participant may assign the rights in Centre Intellectual Property to the Centre or the University upon the agreement between the Participant and the Centre if assigned to the Centre, and between the Participant and the University if assigned to the University. The Participant represents and warrants that he/she has notified in writing the University and the project leader for the University Project of any pre-existing rights that would interfere with the commercialization of intellectual property arising from the University Project.

        (b)    Commercialization. Unless the Participant is otherwise notified in writing by the Centre, the Centre shall be responsible for ensuring the commercialization of the Centre Intellectual Property, in collaboration with the University where appropriate. To this end, the Centre shall have and the Participant hereby grants to the Centre the exclusive rights 'to obtain a world-wide, exclusive, royalty-free, fully paid-up license to make, use, reproduce, sell, modify and sub-license (with a right to further sub-license) Centre Intellectual Property. These rights shall be subject to a license agreement consisting of standard terms and negotiated special terms as outlined in Schedule "F" to the UC Agreement. This license shall be perpetual and irrevocable subject to the conditions as set out in Schedule "F" to the UC Agreement. The perpetual terms of the license may be withdrawn and the license revoked upon reasonable notice of the Owner(s) if the Centre fails to pursue commercialization of a particular Centre Intellectual Property within a reasonable time. The University shall retain the right to use such Centre Intellectual Property for research and educational purposes subject to agreements related to Confidential Information.

        (c)     Revenue Sharing. Except as otherwise provided for a particular University Project, Net Revenues derived from Centre Intellectual Property shall be divided as follows: one third to the Centre; and the remainder among the University and Inventors according to University policy.

        (d)     Termination. The Participant acknowledges and agrees that if the Centre ceases to carry on the research program related to the Centre Intellectual Property, or if the funding of the research program is terminated, the Government of Ontario shall have the first right (but not the obligation) to take an assignment of the rights and interest of the Centre in and to the Centre Intellectual Property.

        (e)         Disclosure; Patents. The Participant shall keep the Centre fully and promptly informed on an on-going basis of the development of Centre Intellectual Property, as well as of applications for intellectual property Protection (if any) filed in respect of Centre Intellectual Property. The Participant shall use the University invention disclosure form set out in Appendix D 1 hereto. The Centre shall have the first right to file for intellectual property Protection on the Centre Intellectual Property. If, within three months after receipt of the relevant completed disclosure form, the Centre has not filed for intellectual property Protection, in respect of the Centre Intellectual Property, the University or the Inventor shall be entitled to do so.

        (f)         Confidentiality. The Participant shall take reasonable measures, and at least the same measures as it takes in respect of his/her own Confidential Information, to keep confidential the Confidential Information provided to it by the Centre or the University. The Participant shall not use the Confidential Information of the Centre or the University for any purpose except that for which it was initially provided to the party.

        The obligation to keep confidential shall, however, not apply to information which:
i.	is already known to a third party to whom it is disclosed;
ii.	becomes part of the public domain without breach of this Agreement;
iii.	is obtained from third parties which have no confidentiality obligations to the contracting parties, or;
iv.	is authorized for release by the disclosing party.

        (g)         Definitions. In this Agreement:

(i)

"Centre Intellectual Property" means any technology, invention, formula, method, development, computer software (including source code and all related documentation), process, know how, pattern, machine, device, manufacture, composition of material, compilation of information, data, database, or any improvement thereof, and including all related intellectual property rights such as patents, copyrights, trade secrets, trade-marks and other proprietary rights, which was, in whole or in part, conceived or reduced to practice using funds provided by the Centre under the UC Agreement.

(ii)

"Confidential Information" means the confidential business or technical information of the Centre or the University that is identified as such in writing at the time of its disclosure or disclosed orally at the time of its disclosure, minuted and confirmed in writing within 2 weeks of the oral identification.

(iii)	"Inventor" means the inventor, originator, creator, developer or author of Centre Intellectual Property.

(iv)

"Net Revenues" means the revenue from royalties, license fees or other sources received by the Centre in respect of Centre Intellectual Property (or received by the University if there is a mutual agreement to have the University administer the Centre Intellectual Property) remaining after all out-of-pocket and arm's length expenses relating to the legal protection (including patenting and licensing costs) and the commercialization of such Centre Intellectual Property have been recovered and any payments with respect to obligations to third party sponsors have been made. For greater clarity, Net Revenues will include shares, securities or other ownership interests issued as consideration for the use or exploitation of Centre Intellectual Property.

3.     PUBLICATION

        (a)     Pre-Dissemination Review. The Participant shall give written notice to the Centre and the University at least 30 days in advance of any public disclosure of research or development results, data or technical information relating to the Centre Intellectual Property (including any public defense of a thesis that contains relevant information or submission of the thesis or research results to external reviewers or anyone else outside of the University) in order to permit the Centre to exercise its rights under Section 2 (b) as well as to advise on the commercial value and/or patentability of the information disclosed. The Centre shall have 20 days from receipt of the notice to respond to the University; the Centre's failure to respond shall be deemed to be approval of the disclosure. If the Centre elects to file for protection of the Centre Intellectual Property, pursuant to sub-section 2(e) above, the Participant shall delay publication or disclosure for a period of 60 days from the receipt of the Centre's written request to enable the Centre to secure adequate protection of Centre Intellectual Property that would be affected by said publication or disclosure. Subject to the foregoing, the Participant may publish and disclose the Centre Intellectual Property and research results arising from the performance of University Projects and shall acknowledge the support of the Centre in all such publications.

        (b)     Theses. Nothing in this Agreement shall impose restrictions on the content or handling, for academic purposes, of theses of the Participant in a University Project. Nonetheless, the Centre may request, in writing, that the Participant delay publication or disclosure of a thesis for a period not to exceed one (1) year from the date of intended publication or disclosure, only if such publication or disclosure would prevent protection or commercialization of any Centre Intellectual Property or research results arising from performance of a University Project. The Centre may also request that a thesis defence be held in camera and that the members of the thesis examination board, including the external examiner(s), be required to sign a non-disclosure agreement. The Centre acknowledges that this Agreement does not obligate the Participant to delay publication or disclosure of a thesis.

4.     GOVERNING LAW

        This agreement shall be governed by and construed in accordance of the laws of the Province of Ontario.

THE PARTICIPANT ACKNOWLEDGES HAVING READ THIS AGREEMENT, UNDERSTANDING IT, HAVING HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREEING TO ITS TERMS. The Participant acknowledges having received a fully executed copy of this Agreement.

        IN WITNESS WHEREOF the parties have executed this agreement as the day and year first above written.

	Materials and Manufacturing Ontario		University of Toronto

By:	/s/ J.G. Clarke	By:	/s/ Peter B. Munsche
	Name: J.G. Clarke Title: President & CEO		Name: Peter B. Munsche Title: Assistant Vice-President Technology Transfer

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